Exhibit 99.1

COVENANT TRANSPORTATION GROUP ENHANCES PORTFOLIO WITH ACQUISITION OF LANDAIR; UPDATES EXPECTATIONS CONCERNING SECOND QUARTER FINANCIAL RESULTS

CHATTANOOGA, TENNESSEE – July 5, 2018 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) (“CTG”) announced today that it has completed the acquisition of Landair Holdings, Inc. (“Landair”) of Greeneville, Tennessee, the holding company for Landair Transport, Inc. and Landair Logistics, Inc. Landair is a leading dedicated and for-hire truckload carrier, as well as a supplier of 3PL transportation, warehousing and logistics inventory management services.

Under the terms of the agreement, CTG purchased 100% of Landair’s outstanding stock in exchange for approximately $83.0 million in cash. At closing, Landair also had approximately $15.5 million of debt which CTG has refinanced. The acquisition was funded by cash on hand of approximately $45.5 million accumulated from positive operating cash flows since the end of February 2018 and approximately $53.0 million of previously unencumbered used revenue equipment financing. At March 31, 2018, CTG’s net balance sheet debt-to-EBITDA ratio was approximately 1.5x. Following the transaction, CTG’s pro forma net balance sheet debt-to-EBITDA is expected to be approximately 1.9x-2.0x. Net balance sheet debt is defined as total balance sheet debt and capital lease obligations, net of cash and cash equivalents.

Transaction Highlights:

•	Landair is expected to be immediately accretive to CTG’s earnings.
•	John Tweed will continue to lead the Landair business as its President.
•	CTG expects to maintain Landair’s Greeneville, Tennessee headquarters.
•	Landair’s employees and customers should notice little change moving forward.
•	Landair Transport’s results will be reported within CTG’s Truckload segment.
•	Landair Logistics’ results will be reported within CTG’s Managed Freight segment.

Landair was founded in 1981 by Scott Niswonger and Ed Sayler. Presently, Landair operates approximately 430 trucks and 900 trailers, as well as managing 12 distribution facilities covering approximately 1.8 million square feet of warehouse space. Landair also has a safe and experienced corps of professional drivers. Landair generated approximately $121 million in total revenue for the year ended December 31, 2017. Approximately $60 million of Landair’s fiscal 2017 total revenue related to dedicated truckload operations, $41 million related to managed freight services, and the remaining $20 million related to one-way truckload operations.

CTG’s Chairman and Chief Executive Officer, David R. Parker, offered the following comments: “We are very pleased to welcome the entire Landair team to the Covenant family. We pursued Landair because of their proven record of growth and profitability in the dedicated and 3PL markets, their talented management team led by John Tweed, and the quality and integrity of their culture represented by their co-founder, Scott Niswonger. Landair is a perfect fit with our strategy to grow in areas where we can get closer and more heavily integrated with customers. We believe the backing of CTG will provide additional resources to expand Landair’s dedicated truckload operations to best meet the needs of its strong customer base, as well as improve profit margins through identified cost synergies. Additionally, Landair’s existing managed freight business is expected to immediately improve CTG’s collective managed freight service offering, adding experience, human capital and important additional systems capabilities.”

Scott Niswonger added; “Today is the start of the next chapter in the Landair story. We are blessed to have identified a strategic buyer that was founded on faith-based principles and is committed to continued investment in our business and people.”

“I am excited about this combination because it will give Landair and its customers access to, and the benefit of, the comprehensive resources of CTG,” commented John Tweed, President of Landair. “Continued growth at the pace we are experiencing requires access to the resources and support of a strong partner like CTG. The alignment in company cultures should enable a smooth integration of the two well-respected organizations.”

The Landair acquisition is expected to be immediately accretive to CTG’s earnings. CTG’s estimate of Landair’s pro forma fiscal 2018 EBITDA is a range of $18.5 to $19.0 million. The transaction is expected to add in the range of $0.04 to $0.08 per diluted share to CTG’s consolidated earnings for the second half of fiscal 2018, and $0.16 to $0.20 per diluted share to consolidated earnings for the full fiscal 2019 year. Cost reduction opportunities at Landair have been identified in equipment, fuel, workers’ compensation and casualty insurance, over the road services, and other areas. The range of earnings accretion expectations should narrow as additional information becomes available concerning the allocation of intangibles and determination of the magnitude of non-cash amortization associated with the acquisition, as well as the pace at which we will be able to drive cost and revenue synergies through the combined organization.

Update on Second Quarter Financial Results:
Mr. Parker added the following comments regarding CTG’s second quarter financial results: “Related to the acquisition of Landair, general supplies and expenses will include acquisition-related expenses of approximately $1.2-$1.5 million in the second quarter of 2018. The continued strength of the truckload freight environment through the month of June 2018 allowed us the ability to affirm our previous expectation to report consolidated earnings for the full second quarter of 2018 in a range of $0.45 to $0.53 per diluted share, even with the unfavorable impact of the acquisition-related expenses. These expected results compare to a reported consolidated net income of approximately $1.5 million, or $0.08 per diluted share, for the second quarter of 2017.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook” “will,” “should,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to accretion expectations and timing, expansion opportunities, future results, margins, and leverage, and cost, revenue, and other synergies are all forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: risks associated with the Landair acquisition, including, without limitation, achieving anticipated synergies, experiencing liabilities in excess of our estimates, disruption to our ongoing business, difficulties in markets that Landair serves, loss of customers, employees, and drivers, potential future impairment charges, write-offs, write-downs, or restructuring charges, and adverse consequences from the additional indebtedness from the acquisition, the rates and volumes realized during 2018, any repeal of the implementation of the rule requiring carriers to use ELDs, changes in tax laws or in their interpretations, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
RCribbs@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant
KPerry@covenanttransport.com

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